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AMD Appoints Michael Gregoire to Board of Directors

SANTA CLARA, Calif. — Dec. 16, 2019 — AMD (NASDAQ: AMD) today announced that it has appointed Michael Gregoire, 53, to its board of directors. Gregoire will serve on the Audit and Finance Committee and the Nominating and Corporate Governance Committee.
Gregoire brings 30 years of enterprise technology industry expertise and business acumen to his position, with a strong track record of leading high-performing growth companies. Before transitioning into the investment sector as partner at Brighton Park Capital, Gregoire was chairman and CEO of CA Technologies. Earlier in his career he was chairman, president and CEO of Taleo Corporation and also held senior leadership positions at PeopleSoft and Electronic Data Systems Corporation.
“Mike has significant experience helping companies convert product leadership into sustainable, long-term growth. We look forward to his insights and perspective as AMD focuses on continuing to build product and financial momentum,” said John Caldwell, AMD chairman of the board.
Gregoire holds a Bachelor of Science degree in Physics and Computing from Wilfrid Laurier University and a Master of Business Administration from California Coast University. He currently serves as a board member of Smartsheet. Previous board appointments include ADP, CA Technologies, Shortel and Taleo Corporation.

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